Exhibit 35.1


[OPTION ONE LOGO]                                               [H&R BLOCK LOGO]

March 15, 2007

Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Ana, CA 92705-4934
Attn: GC05O4

Moody's Investors Service, Inc.
99 Church Street
New York, NY 10007

Standard & Poor's Rating Services
55 Water Street
New York, NY 10041

Fitch, Inc.
One State Street Plaza
New York, NY 10004
Inv #422

Re: Soundview Home Loan Trust 2006-OPT1

      Pursuant to Section 3.20 of the Pooling and Servicing Agreement, dated and effective as of March 1, 2006, among Financial Asset Securities Corp., as Depositor, Option One Mortgage Corporation, as Servicer, and Deutsche Bank National Trust Company, as Trustee, (the "Servicing Agreement"), enclosed is the required officer's certificate of compliance.

If you have any questions, please contact Elizabeth Nguyen at (949) 727-8226 or email: Elizabeth.Nguyen@oomc.com

Option One Mortgage Corporation
6501 Irvine Center Drive
Irvine, CA 92618

www.optiononemortgage.com

                       6501 Irvine Center Drive o Irvine
              o California 92618 o 949-784-6100 o Fax: 949 784 6112

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[OPTION ONE LOGO]                                      www.optiononemortgage.com

                          Annual Compliance Certificate

      I, Teji Singh, the undersigned, the duly authorized Chief Servicing Officer of Option One Mortgage Corporation (as "Servicer"), does hereby certify the following for the calendar year ending on December 31, 2006:

1. A review of the activities of the Servicer during the preceding calendar year (or portion thereof) and of its performance under the Servicing Agreement (as defined in the cover letter) for such period has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout such year (or applicable portion thereof), except as disclosed on Appendix A, attached.

Certified By:


/s/ Teji Singh
-------------------------------------
Name: Teji Singh
Title: Chief Servicing Officer - SVP
Date: March 15, 2007

    6501 Irvine Center Drive o Irvine o California o 92618 o (800)704-0800 o

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[OPTION ONE LOGO]                                      www.optiononemortgage.com

                                   APPENDIX A

Criteria 1122(d)(1)(iv)

Option One's fidelity bond insurance was less than FNMA requirements by approximately $5.4 million on average during the first six months of the year, and during such six month period reached up to $8.6 million less than the FNMA requirements. Upon discovery of the deficiency, Option One renewed the insurance policy on June 17, 2006 for coverage in excess of the FNMA requirements.

    6501 Irvine Center Drive o Irvine o California o 92618 o (800)704-0800 o